Exhibit 99.1

                                COMPANY CONTACT:
                                   Checkpoint Systems, Inc.
                                   Craig Burns
                                   Executive Vice President,
                                   Chief Financial Officer and Treasurer
                                   (856) 848-1800
                                INVESTOR RELATIONS CONTACTS:
                                   Christine Mohrmann, Jim Olecki
                                   Financial Dynamics
                                   (212) 850-5600

FOR IMMEDIATE RELEASE


     Checkpoint Systems, Inc. announces 2004 Third Quarter Results


Thorofare, New Jersey, October 26, 2004 - Checkpoint Systems, Inc. (NYSE: CKP) today reported financial results for the third quarter ended September 26, 2004.

The Company's third quarter 2004 net earnings were $10.1 million, or $0.26 per diluted share, compared to net earnings of $9.9 million, or $0.27 per diluted share, in the third quarter 2003.

Revenue for the third quarter 2004 was $192.3 million versus $177.2 million for the third quarter 2003, an increase of 8.5%. Foreign exchange had a positive impact on revenue of approximately $8.7 million or 4.9% in the third quarter 2004, as compared to the third quarter 2003.

"Checkpoint continued to generate top-line growth in the third quarter of 2004," commented George Off, Chairman and Chief Executive Officer of Checkpoint. "On a constant currency basis, revenue increased approximately 3.6% over the prior year period, as a result of the ongoing strength in our security business. In line with the trends we experienced in the first half of 2004, our closed circuit television (CCTV) and electronic article surveillance (EAS) businesses continued to perform well in North America and Japan, while our EAS and barcode systems (BCS) businesses in Europe were impacted by the continued difficult market conditions in this region. During the quarter, we continued our investments in research and development, RFID initiatives, management development and personnel changes, and new manufacturing techniques. We believe these investments will strengthen the company in the long-term."

Gross profit for the third quarter 2004 was $78.6 million, or 40.9% of revenue, compared to $73.2 million, or 41.3% of revenue, for the third quarter 2003. Research and development expenses, which are included in gross profit, were 3.0% of revenue in the third quarter 2004, compared to 2.3% of revenue in the third quarter 2003.

Selling, general, and administrative expenses (SG&A) were $61.8 million, or 32.1% of revenue, for the third quarter 2004, compared to $56.1 million, or 31.7% of revenues, in the same period last year. Foreign exchange contributed $2.8 million to the increase in SG&A expenses when compared to prior year.

Operating income was $16.8 million in the third quarter 2004, or 8.7% of revenue, compared to operating income of $17.1 million, or 9.6% of revenue, in the third quarter 2003.

Cash flow from operations for the third quarter 2004 was negative $9.9 million versus $4.8 million in the third quarter 2003. Included in the cash flow from operations in the third quarter 2004 was the payment of $19.95 million in connection with the settlement of the ID Security Systems Canada Inc. (ID Systems) litigation.

As of September 26, 2004, cash and cash equivalents were $67.3 million, working capital was $124.1 million and total debt was $90.0 million. Capital expenditures in the third quarter were $3.1 million.

In addition, as previously announced during the third quarter, the Company will redeem the remaining aggregate principal amount of the outstanding 5 1/4% convertible subordinated debentures due November 2005. The redemption, in the amount of $23.257 million, will take place on December 14, 2004. The Company will use cash flow from operations in addition to borrowings under its revolving credit facility to fund the pending redemption.

Craig Burns, Executive Vice President, Chief Financial Officer and Treasurer, commented, "We are pleased to have the ID Systems case behind us and can now focus on executing our strategy with the financial flexibility needed to pursue our growth initiatives. We are encouraged that gross margins have remained consistent throughout the year despite the higher level of technology spending. As a result of investments in working capital to support large account activity, we now expect cash flow from operations for the full year, excluding the payment to ID Systems, to be in the range of $40 million to $50 million."

Mr. Off concluded, "We continue to focus on positioning Checkpoint for long-term growth and profitability. The nationwide roll out of our RF EAS technology with CVS is in full swing and we are pleased with the progress we are making. We now expect revenue for the full year 2004 to be between $765 million and $775 million. We expect earnings to be between $0.54 and $0.59 per diluted share for the full year. This reflects constant dollar revenue growth of 1% to 3% and earnings growth, before the impact of the ID Systems litigation, of 13% to 20%. During the fourth quarter, we will conduct our annual assessment of goodwill, and our guidance for the full fiscal year excludes any impairment charge that may be incurred."

For the nine months ended September 26, 2004, the Company reported revenue of $562.3 million, compared to $509.4 million in the same period of 2003, an increase of 10.4%. Foreign exchange had a positive impact on revenue of approximately $31.8 million or 6.2% for the first nine months of 2004, compared to 2003.

Operating income was $19.7 million for the first nine months of 2004, compared to $44.3 million for the same period of 2003. Included in operating income for 2004 is $19.95 million related to the settlement of the ID Systems litigation. Net income was $9.1 million, or $0.24 per diluted share, for the first nine months of fiscal 2004, compared to a net income of $24.7 million, or $0.69 per diluted share, for the first nine months of 2003. Included in the current year net income is $14.87 million, after-tax, or $0.39 per diluted share related to the settlement of the ID Systems litigation. For the first nine months of fiscal 2004, the company spent $18.2 million or 3.2% of revenue on research and development, compared to $9.4 million or 1.9% of revenue for the first nine months of the prior year.

Checkpoint Systems will host a conference call today, October 26, 2004, at 10 a.m. Eastern Time, to discuss its third quarter 2004 results. The conference call will be simultaneously broadcast live over the Internet. Listeners may access the live webcast at the Company's homepage, www.checkpointsystems.com, by clicking on the "Conference Calls" link or entering the "Investors" section of this site. Please allow 15 minutes prior to the call to visit the site and download and install any necessary audio software. The webcast will be archived at the Company's homepage beginning approximately 90 minutes after the call ends until the next quarterly conference call.

Checkpoint Systems, Inc. is a multinational company that manufactures and markets labeling systems designed to improve efficiency, reduce costs, and provide value-added label solutions for customers across many markets and industries. Checkpoint is a leading provider of EAS and RFID systems, source tagging, barcode labeling systems, hand-held labeling systems and retail merchandising systems. Applications include automatic identification, retail security and pricing and promotional labels. Operating directly in 30 countries, Checkpoint has a global network of subsidiaries and provides professional customer service and technical support around the world. Checkpoint Systems, Inc.'s website is located at www.checkpointsystems.com.

Safe Harbor Statement
This press release may include information that could constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Any such forward-looking statements may involve risk and uncertainties that could cause actual results to differ materially from any future results encompassed within the forward-looking statements. Factors that could cause or contribute to such differences include those matters disclosed in the Company's Security and Exchange Commission filings.


                               (Two Tables Follow)

                            Checkpoint Systems, Inc.
                      Consolidated Statements of Operations
                      (Thousands except per share amounts)
                                   (unaudited)

                                 Quarter Ended              Nine Months Ended
                                   (13 Weeks)                   (39 Weeks)
                              Sept. 26,      Sept. 28,    Sept. 26,    Sept. 28,
                                2004          2003(1)       2004         2003(1)
                              ---------      ---------    ---------    ---------

Net revenues                  $192,344       $177,229      $562,260    $509,366
Cost of revenues               113,728        104,039       335,387     297,416
                               -------        -------       -------     -------
Gross profit                    78,616         73,190       226,873     211,950

Selling, general,
  and administrative expenses   61,817         56,118       187,252     167,638
Other operating expense              -              -        19,950           -
                               -------        -------       -------     --------
Operating income                16,799         17,072        19,671      44,312

Interest income                    395            307         1,180       1,031
Interest expense                 1,914          2,632         5,567       8,603
Other (loss)/gain, net             (50)           271          (163)        810
                                -------       -------       --------    -------
Earnings before
  income taxes and
  minority interest             15,230         15,018        15,121      37,550

Income taxes                     5,061          5,126         5,932      12,817
Minority interest                   52             40            85          74
                               -------        -------       -------     -------

Net earnings                  $ 10,117       $  9,852      $ 9,104     $ 24,659
                               =======        =======       =======     =======

Net earnings per share:
  Basic                       $   0.27       $   0.30      $  0.25     $   0.75
  Diluted                     $   0.26       $   0.27      $  0.24     $   0.69

Weighted average
  common stock outstanding      37,622         32,847       36,722       32,777
Weighted average
  common stock and
  dilutive stock outstanding    39,606         40,178       37,595 (2)   39,770


(1) Restated. See Note 23 of Form 10-K/A filed with the Securities and Exchange Commission on May 21, 2004.
(2) The assumed conversion of 2,357 common shares from the subordinated debentures is not included as it is anti-dilutive.

                                   (CONTINUED)

                            Checkpoint Systems, Inc.
                       Summary Consolidated Balance Sheet
                                   (Thousands)

                               September 26,                December 28,
                                   2004                        2003(1)
                               -------------                ------------
                                (unaudited)
                               (preliminary)

Cash and Cash Equivalents         $ 67,337                    $110,376
Working Capital                   $124,133                    $ 76,890
Current Assets                    $355,806                    $374,102
Total Debt                        $ 90,031                    $145,791
Shareholders' Equity              $382,054                    $323,290
Total Assets                      $740,067                    $773,322


(1) Restated. See Note 23 of Form 10-K/A filed with the Securities and Exchange Commission on May 21, 2004.





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